Exhibit 10.1

AMENDMENT NO. 1

TO EMPLOYMENT AGREEMENT

      THIS AMENDMENT NO. 1 to employment agreement made as of the 12th day of November, 1999, by and between Stockwalk.com Group, Inc., a Minnesota corporation (“Company”), and Robert J. Vosburgh (“Vosburgh”).

W I T N E S S E T H

      WHEREAS, the parties hereto entered into an Employment Agreement dated as of August 1, 1999 (“Agreement”); and

      WHEREAS, the parties hereto desire to clarify and amend the Agreement and provide for the grant of additional stock options to Vosburgh.

      NOW THEREFORE, in consideration of the premises and the mutual covenants and conditions contained herein, the parties hereto agree that the Agreement be, and hereby is, supplemented and amended as follows:

1. Paragraph 1 of the Agreement is replaced with the following paragraph:

Employment. Subject to the terms and conditions hereof, the Company shall employ Employee and Employee agrees to be so employed in the capacity of Executive Vice President, Chief Operating Officer until November 15, 2002. This Agreement shall automatically renew for successive one-year terms thereafter unless the Company shall have provided Employee with written notice of the Company’s intent not to renew by October 15, 2002 and by each October 15 thereafter.

2. The phrase “On Line accounts” referenced in Section 4B of the Agreement shall mean new online brokerage accounts of the Company’s online brokerage subsidiary, Stockwalk.com, Inc. (“Stockwalk”).

3. Section 4C of the Agreement is replaced in its entirety with the following paragraph:

Company shall pay Employee a bonus on November 1, 2000, and each year ended thereafter during the term hereof, provided Employee is employed by the Company on the payment date, based on the number of new, active online accounts of Stockwalk added through “private labeling” during the year then ended determined by the following formula: $100,000 x [new PL accounts — (10,000 referenced in paragraphs 4(B)(i) + 4(B)(ii))/ 10,000]. The calculation shall cover net new accounts only and no credit shall be given for accounts opened in the previous measuring period. An active account for purposes of this Agreement shall be defined as a Stockwalk private label customer account that has a minimum balance of $2,000 in cash/ securities and has completed at least five (5) securities transactions on an annualized basis during the prior twelve (12) months. (For example, if 250,000 new, active on-line private label accounts are added by November 1, 2000, the bonus shall equal to $100,000 x [($250,000 — 10,000)/ 10,000] = $2,400,000.)

4. On the date hereof, the Company shall grant Vosburgh an option to purchase fifty thousand (50,000) shares of common stock of the Company. Said option shall expire ten (10) years from the date hereof and vest ratably over a three (3) year period and contain other normal and customary terms and conditions. The exercise price shall be $7.44 or eighty-five percent (85%) of $8.75. Upon the granting of said option, the Company shall have granted Vosburgh options to purchase an aggregate of One Hundred Thousand

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(100,000) shares of common stock and the Company shall not be obligated to grant any further options to Vosburgh under the Agreement, as amended.

5. Except as hereinabove supplemented and amended, all of the terms, covenants and conditions of the Agreement are hereby ratified and confirmed.

StockWalk.Com Group Inc.

By:	/s/ ELDON C. MILLER

Its: Chairman and CEO

/s/ ROBERT J. VOSBURGH

Robert J. Vosburgh

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